DHANOA MINERALS LTD.

GEOLOGICAL EVALUATION REPORT

on the

CLOSE-ALLIES PROPERTY

Alberni Mining Division **NTS 092C.099**

Vancouver, B.C.
October 19, 2005

Sookochoff Consultants Inc.
Laurence Sookochoff, P.Eng

Table of Contents

Illustrations

INTRODUCTION

At the request of officials of Dhanoa Minerals Ltd. the writer prepared this evaluation report on the Close Property, the results of the exploration, and to recommend an exploration program to continue the exploration and development of the ground with a view to establish sufficient copper-molybdenite-silver bearing reserves on which to base a productive economic operation.

Information for this report was obtained from sources as cited under Selected References. A personal property examination was not completed.

SUMMARY

The 4 unit Close-Allies property comprises an effective area of 200 acres located on the northeast side of Buttle Mountain, six miles north of Cowichan Lake and 24 miles southwest of Nanaimo, a city on the east coast of Vancouver Island, British Columbia, Canada.

Veins that were explored and locally developed surficially and underground and reportedly contain mineral values of up to 0.625 per cent molybdenite and 0.556 per cent copper.

Permean Sicker sediments that are intruded by a Jurassic batholith underlie the property. Structures include minor northeasterly and easterly trending faults that crosscut major northwesterly trending structures. The Close-Allies mineral zones are a series of sub-parallel veins carrying erratically distributed accessory amounts of pyrite, chalcopyrite and molybdenite, over an area of 6,500 feet by 1,800 feet.

The veins, occurring as an en-echelon stockwork, range from 10 centimetres to 1.5 metres wide and up to 37 feet long with sulphides as disseminations and as coarse crystals or aggregates up to 10 centimetres across. Assays of samples taken by Stevenson (1946) from mineralized quartz veins reportedly assayed from trace to 0.4% molybdenite. Assays of samples taken in October 2005 for Dhanoa Minerals Ltd. in the first phase of the exploration program on the Close-Allies property returned of up to 3.90% Cu and 0.471% Mo.

A continuing program of vein sampling, VLF-EM surveys and prospecting is recommended to delineate zones of potentially economic porphyry mineralized zones at depth.


DHANOA MINERALS LTD.
British Columbia
Vancouver Island
PROPERTY
102P
092M
092N
092O
092P
082M
102I
092L
092K
092J
092I
082L
092E
092F
092H
082E
092C
Kamloops
Merritt
Courtenay
North Vancouver
New Westminster
Burnaby
Parksville
Port Alberni
Nanaimo
Langley
Surrey
Abbotsford
White Rock
Duncan
Victoria
Colwood

Figure 1.
Location Map

Scale 1:3500000

PROPERTY DESCRIPTION, LOCATION (FIGURE 1) & ACCESS

The Close Allies Property is comprised of four unit cells with an effective area of approximately 200 acres. Particulars are as follows:

Claim Name	Tenure No.	Units	Expiry Date
Close Allies	519681	4	September 4, 2006

The property is located on the north and east side of Buttle Mountain, six miles north of Cowichan Lake and 24 miles southwest of Nanaimo, a city on the west coast of Vancouver Island, British Columbia, Canada. The co-ordinates of the property are 124° 19' 47" W Longitude and 48° 58' 34" N Latitude (Close Showing) in the Alberni Mining Division, within Map Sheet NTS 092C.099

Access is by gravelled and forestry road from Nanaimo which is one and one-half hour by ferry from Vancouver. Numerous logging roads provide access to most areas on the property.

The claims are owned as to 100% by DHANOA Minerals Ltd. that entitles the company to the *sub-surface mineral rights. The company does not have any interest in the surface rights.* To maintain the ownership of the claims, the company is obligated to either complete exploration work of one hundred dollars per grid unit per year for the three years after staking thence two hundred dollars per claim thereafter or the payment of the equivalent of cash in lieu prior to the Expiry Date.

The property is not known to be subject to any environmental liabilities.

CLIMATE

The general climate is typically of the west coast temperate zone with mild to cool temperatures and periodic heavy rainfall from November to March with a warm summer season of temperatures averaging 60 degrees F. Snowfall may occur during the rainy season.


DHANOA MINERALS LTD.
PROPERTY
92F.027
92F.028
92F.019
92F.020
92F.008
92F.010
92G.021
92G.022
92G.002
92C.097
92C.099
92C.088
92B.091
92B.092
92B.082
NANAIMO TOWN
Rogers Memorial Park
Scale 1:300 000
Map Center: 124°9' W, 49°1' N
Copyright © BC Ministry of Sustainable Resource Management

Figure 2. Claim Location

PHYSIOGRAPHY (FIGURE 4) & VEGETATION

From the upper parts of Mt. Buttle adjacent and south, at elevations between 4,100 and 4,900 feet, the property covers the moderate to steep topography of the northwestern slopes. The area also covers the headwaters of Green River, which flows southerly to Nanaimo River. Elevations in the Green River valley at the northeastern boundary of the claim are in the order of 3,000 feet. The mineral showings are on the steep, northerly slopes of Mt. Buttle. This hillside, for the most part, is heavily wooded with large hemlock, but towards the top and in the vicinity of the showings, steep, rock canyons, in part inaccessible, prevail.

INFRASTRUCTURE

Vancouver is the centre for experienced exploration and mining contractors and a supply for most all mining related equipment. Nanaimo, in addition to many smaller centres on Vancouver Island, could be a source of experienced and reliable exploration and mining personnel.

WATER AND POWER

Sufficient water for all phases of the exploration program could be available from numerous watercourses within the confines of the property. Diesel-electrical power would be required in the development and production stages.

HISTORY OF THE REGION

Two eminent geologists, Clap (1912-1917) and Bancroft, (1913) contributed to the first regional geological work on southern Vancouver Island. Clap initially recognized and named the Sicker, Vancouver , and the Nanaimo Groups. Fyles, (1949, 1955) performed detailed geological work within the Cowichan Map Sheet. Fyles reported an extensive 200 metre thick cherty tuff marker bed with isolated pods of rhodonite ($MnSiO_2$).Prospecting for molybdenum-gold on Mount Buttle has been intermittent since the early 1900's. On the Allies showing a small winze was sunk on a quartz vein sparsely mineralized with rosettes of coarse molybdenite.

In 1976, Echo Mining Ltd. reported (AR 6063) on the results of 29 silt samples taken on the Skyline claim that is presently covered by the Close-Allies claim. The samples were only analysed for copper that returned values of up to 240 ppm.


DHANOA MINERALS LTD.
PROPERTY
Close
Allies
6428000
6427000
6426000
6425000
6424000
6423000
399000
400000
401000
402000
403000
404000
406000
407000
Scale 1:50 000
Figure 3 UTM Grid and Mineral Showings

REGIONAL GEOLOGY (FIGURE 5)

The Close property area is within the Insular Belt, which is the westernmost major tectonic subdivision of the Canadian Cordillera. According to Muller (1979), the Insular Belt (Island Mountains) contains a middle Paleozoic and a Jurassic volcanic-plutonic complex, both apparently underlain by gneiss-migmatite terranes and overlain respectively by Permo-Pennsylvanian and Cretaceous clastic sediments. A thick shield of Upper Triassic basalt ((Karmutsen Formation) overlain by carbonate-clastic sediments separates these two in space and time.

The area is dominated by the Karmutsen Formation of the Vancouver Group that is intruded by the Island Intrusions (EMJlgd). The Karmutsen, as described by Muller (1977) is:

…composed of theolitic volcanic rocks, up to 6,000 metres thick and underlying a large part of the Island. In Carlisle's (1974) standard section the formation is composed of a lower member, about 2,600 metres thick, of pillow lava; a middle member about 800 metres thick, of pillow breccia and aquagene tuff; and an upper member about 2,900 metres thick, of massive flows with minor interbedded pillow lava, breccia, and sedimentary layers. Except in contact zones with granitic intrusions the volcanics exhibit low-grade metamorphism up to prehnite-pumpellyite grade…"

The Island Intrusions as batholiths and stocks of granitoid rocks ranging from quartz diorite (potash feldspar less than 10% of total feldspar; quartz 5-20%) to granite (potash feldspar more than 1/3 of total feldspar; quartz more than 20%). The Intrusions underlie about one-quarter of the Island's surface and intrude Sicker, Vancouver, and Bonanza Group rocks (Muller, 1977). The southeastern limit of the Bedwell Batholith, part of the Island Intrusives, is covered in part by the property and extends northeasterly for 70 kilometres.

Faulting and rifting probably occurred during the outflow of Karmutsen lavas in Late Triassic time, establishing the northerly and westerly directed fault systems affecting Sicker and Vancouver Group rocks (Muller, 1977).


DHANOA MINERALS LTD.
Legend
EMJlgd - Early Jurassic to Middle Jurassic Island Plutonic Suite granodiorite intrusive rocks.
muDSN - Middle Devonian to Upper Devonian Sicker Group - Nitinat Formation: calc-alkaline volcanic rocks.
MDBFch - Mississippian to Lower Permean Buttle Lake Group Fourth Lake Formation: chert, siliceous argillite, siliclastic rocks
muDSN
MDBFch
PROPERTY
EMJlgd
Figure 5. Geology
Scale 1:50 000

PROPERTY GEOLOGY

The geology of the property (Ashton, 1979) is underlain by Saanich intrusives of Jurassic age which in turn have intruded Sicker volcanics and sediments of which remnants only left.

The volcanics and sediments appear to be silicified thin remnants, in part altered to skarn. The alteration is not severe, although epidote, chlorite, sericite, and locally garnets, have been formed.

Major faults primarily striking northwest and northeast have caused numerous fractures in the granodiorite. The observed fracturing strikes generally from north to east with dips vertical to flat. Generally, the fractures are quartz filled with some molybdenite and pyrite. In other areas random grains and patches of molybdenum are noted.

According to the British Columbia MINFILE Report (092C 014) the area is underlain by volcanic rocks (greenstone) of the Middle Devonian Nitinat Formation, Sicker Group. These volcanic rocks have been intruded by the Saanich granodiorite which is probably related to the Early to Middle Jurassic Island Plutonic Suite.

Sicker Group (muDSN)

Within the Cowichan Lake area, the lowermost unit in the Sicker Group is a volcanic package characterized by pyroxene-feldspar porphyritic agglomerates, breccias, lapilli tuffs and crystal tuffs. The agglomerates are typically dark green in colour with large (5-20cm) andesite clasts in a very fine-grained matrix. All exposures exhibit moderate to intense chloritic alteration.

The volcanic unit is overlain, apparently conformably, by a sequence of volcaniclastic sediments and minor volcanic rocks. A variety of lithologies is developed including thickly bedded, massive tuffaceous sandstones and lithic sandstones with interbedded laminated sandstone-siltstone-argillite.


DHANOA MINERALS LTD.
PROPERTY
Scale 1:50 000
Figure 4. Shaded Relief showing roads

Sicker Group (muDSN) (cont'd)

The upper part of the Sicker Group is made up of a dominantly epiclastic sedimentary package. This unit is often found directly in faulted or, more commonly, unconformable contact with the volcanics. The base of the sedimentary unit is marked by a 100 to 200-metre thick sequence of ribbon cherts, laminated cherts and cherty tuffs that constituted the only marker horizon in the area.

Bioclastic calcarenite, with porcellaneous micrite and tuffaceous limestone Interbeds, also occur in the area, form the top of the Sicker Group, and are directly overlain by Karmutsen Formation basalts.

Westcoast Complex (PzJlgd)

The Westcoast complex is typically comprised of chlorite altered, medium grained quartz diorite and hornblende quartz diorite. The quartz diorite has been extensively chloritized but the feldspars remain quite fresh with only local sericitic alteration adjacent to mineralized quartz veins.

The hornblende quartz diorites have been intensely chloritized. Outcrops of the diorites on the eastern portion of the claim area exhibit weak metamorphic textures. Andesite dykes crosscut all units on the property. The dykes are very fine grained and range from one to two metres in width. The mineralized quartz veins in turn crosscut these dykes.

GEOLOGY OF THE ALLIES WORKINGS AREA

According to Stevenson (1940), the deposit consists of single quartz veins that carry small amounts of molybdenite. The veins vary in width from one inch to 54 inches, and in exposed length, from a few feet to an observed maximum of 37 feet. They occur over an area of 6,500 feet by 1,800 feet. Samples taken by the writer (Stevenson) from mineralized quartz veins assayed from trace to 0.4% molybdenite.

GEOLOGY OF THE ALLIES WORKINGS AREA (CONT'D)

The quartz veins cut granitic rocks that range from quartz-diorite through granodiorite to granite in composition. Showings 1-16, inclusive, are in quartz-diorite; No's. 17 and 18 in granodiorite, and Nos. 22 and 23 in granite; Nos. 19 to 21 are in pyritized greenstone.

Quartz-diorite is the most abundant rock type, and extends southerly from the cabin for approximately 3,500 feet, and easterly for a minimum distance of 1,000 feet. Outcrops were seen on the trail for approximately one mile northerly from the camp-cabin. The quartz-diorite, as exposed on the Allies, probably represents the south-westerly part of a large mass that extends north-easterly

Andesitic greenstone occurs to the east and west peaks of Mt. Buttle` and extends northerly to a bench 500 feet below; this bench is 800 feet above and 2,500 feet southerly from the camp-cabin.

Granite dykes cut the greenstone in many places, and extend from the bench south-westerly over the pass between the east and the west peaks of Mt. Buttle. These dykes strike north-westerly and range in width from 25 feet to 750 feet.

MINERALIZATION

The Close-Allies mineral zones are a series of subparallel veins carrying erratically distributed accessory amounts of pyrite, molybdenite, and chalcopyrite. The veins crosscut a monzonite (aplogranitic) marginal phase of the Delphi Lake/Saanich granodiorite stock.

The veins, generally, from 10 to 30 centimetres wide but up to 1.5 metres, generally strike slightly west of north and dip steeply east. The sulphides occur as disseminations, and as coarse crystals or aggregates up to 10 centimetres across. Molybdenite occurs as flakes, clumps, and rosettes from grain size to several centimetres across, most commonly as rosettes.

MINERALIZATION (CONT'D)

The Allies workings consist of two adits, a shaft, and several trenches. The mineralization appears to be related to the emplacement of a late, high level monzonite phase of intrusion into Nitinat Formation volcanics. The volcanics are preserved in a pendant on the ridge crest of Mount Buttle. (MINFILE Report (092C 014).

On the Close showing a sample from a 41 centimetre quartz vein assayed 0.625 per cent molybdenite and 0.556 per cent copper ((MINFILE Report 092C 112). A grab sample (#14) reportedly taken from the higher-grade pieces in a shear zone with fine molybdenite in the walls assayed 0.4 per cent molybdenum.

Allies Workings

Stevenson (1940) provides a detailed description of the workings.

No. 1 is a cut that has been driven south 23 degrees east for 17 feet. This cut exposes a quartz vein that strikes south 23 degrees east, dips 80 degrees north-eastward and ranges from 18 to 20 inches in width. The vein is mostly quartz and contains only a small amount of sulphides. The sulphides include patches of pyrite, a little chalcopyrite and a little molybdenite; the molybdenite occurs as rosettes from one-quarter to one-half an inch in diameter.

The continuation of this vein is seen 20 feet north-westerly in the bed of a creek where it is two feet wide and exposed for 14 feet. Only one small patch of molybdenite was seen, five inches long, and three-quarters of an inch at its widest part.

No.2 is a water-hole five feet square by one foot deep; dirt in the bottom obscured the vein reported to be there. Material on the dump consists of quartz containing pyrite and small amounts of molybdenite intimately associated with the pyrite.

No.3 is a trench 12 feet long that exposes an 18-inch wide quartz vein for three feet, The quartz contains pyrite and a few molybdenite rosettes.

Allies Workings (cont'd)

No. 4 is an irregularly shaped water-filled pit approximately five feet in diameter by two feet deep; quartz boulders mineralization similar to the above are scattered around it.

No. 5 is a water-filled pit that did not reach bedrock.

No. 6 is a shaft filled with water, and is reported to be 50 feet deep. A vein containing traces of sulphides in the quartz and ranging in width from 15 to 18 inches, extends from the north-west corner of the shaft north-westerly across the rock floor of the canyon for a distance of 15 feet. A picked sample from the dump assayed 1.5 % molybdenite. Several other veins were seen in the floor of the canyon down-stream and up-stream from the shaft. These veins range from one inch to 10 inches in width and contain traces of molybdenite; the position and strike of these veins, showings Nos. 7 to 16 inclusive, are with the exception of No. 10, shown on Fig. 7.

No. 10 is an open-cut that has been driven for 18 feet at south 39 degrees east to a face 10 feet high. The vein on the face is four feet wide and contains patches of pyrite and small amounts of molybdenite. A sample taken across the full width of the vein assayed 0.4 % molybdenite.

Nos. 17 and 18 consist of narrow, relatively barren quartz veins in a rocky canyon; they range from two to ten inches wide and contain traces of molybdenite.

Nos. 19 to 21 are small open-cuts that expose pyritized greenstone; quartz veins and molybdenite are absent.

No. 22 is an open-cut that has been driven north 45 degrees east for 15 feet into the north-east wall of a canyon. It exposes two shears in the face that strike north 30 degrees west and dip from 60 degrees to 75 degrees north-eastward; but converge above the working. The shears contain quartz much more pyrite than is common in the previously described veins, and small amounts of sheared molybdenite.

Allies Workings (cont'd)

The vein material is lenticular and ranges in width from a knife-edge to six inches; there is no increase in width after the shears merge. In this same canyon there are two other shears that out-crop for only a few feet along their strike and contain small amounts of sulphide.

The adit, 80 feet below the cabin, driven in a direction south 12 degrees east for 28 feet follows a quartz vein 54 inches wide that contains a small amount of pyrite, pyrrhotite and a trace of molybdenite. The vein has been faulted within five feet of the face.

No. 23 consists of two parallel veins, one six inches wide and the other 10 inches wide. The quartz contains traces of sulphides.

AEROMAGNETICS (FIGURE 6.)

The aeromagnetic map generally indicates that the property is predominantly underlain by granodiorites of the Island Plutonic Suite (Figure 5) as reflected by the magnetic high; the high reflected by reddish colors on the aeromag map. The magnetic high incorporates, and does not differentiate, the calc-alkaline volcanic rocks of the Sicker Group (muDSN) due to the equality of magnetism in the volcanics and the granodiorite. The Sicker Group may also occur as a pendant within the granodiorite. The lower magnetic zone indicated by a yellowish color, peripheral to the volcanic/granodioritic rocks, reflects the lower magnetism of the Buttle Lake sedimentary sequences.



DHANOA MINERALS LTD.
PROPERTY
Scale 1:50,000

Figure 6. Aeromagnetic Map

PHASE I EXPLORATION PROGRAM

Diamond S Holdings Ltd. completed the first phase of the exploration program for Dhanoa Minerals Ltd. in October 2005 which consisted of trenching, sampling, and prospecting on the Close and the Allies zones of the Close-Allies property. A total of three rock trenches were blasted, four grab samples of vein material were selected for assay, and the immediate adit/vein area was prospected. The assays of the samples are as follows:

Sample Type	Location	Sample #	Description	Ag gm/mt*	Cu %	Mo %
Selected Grab	Allies trench	Close Allies I	Malachite; lt brn /grey; ox'd	1.5	2.25	0.471
Selected Grab	Allies dump	Close Allies II	Malachite/cpy/ py. Grey brown	47.3	3.90	0.195
Selected Grab	Close pit	Close Allies III	Lt grey qtz w/ malachite	2.9	1.89	0.002
Selected Grab	Close dump	Close Allies IV	Qtz w/ Malachite/cpy	1.2	2.51	<0.001

* 29.2 gm/mt = 1.0 oz/t

CONCLUSIONS

The Close-Allies property covers a significant area of numerous en-echelon quartz veins that host chalcopyrite and molybdenite mineralization. The nature of the mineralization and the expansive area of mineralization may indicate a porphyritic style of mineral deposit that contains the potential for developing significant tonnages of economic mineralization within the intrusive.

RECOMMENDED EXPLORATION PROGRAM & ESTIMATED COST

Phase I (Completed)

Phase II		
	Coverage of the Maple Leaf veined area with a VLF-EM survey for a structural analysis; local geochem surveys over "anomalous" zones	$ 8,500.00
Phase III		
	Sampling and geological mapping of the veins within anomalous zones	25,000.00
Phase IV		
	Test diamond drilling of the prime targets ----------------------------------	75,000.00
	Total Estimated Cost	$103,500.00

Phase II of the recommended exploration program is estimated to take three weeks to complete.

It is the author's opinion that the character of the Maple Leaf zone of the Close property is of sufficient merit to justify the recommended exploration program.

Respectfully submitted

Sookochoff Consultants Inc.

PROFESSIONAL ENGINEER
PROVINCE OF BRITISH COLUMBIA
LAURENCE SOOKOCHOFF

Laurence Sookochoff, P.Eng.

Vancouver, BC

October 19, 2005


Trail Outcrop
Adit
Cabin
LEGEND
Quartz diorite
Granodiorite
Granite
Greenstone
Fault or shear
Strike and dip of quartz veins
Adit
Creek
Contour, elevation in feet
Scale
Feet
NORTH
MAGNETIC

Fig. 7. Allies molybdenite property: pace, compass and barometer survey.

Figure 7. Allies Workings. (After Stevenson, 1940)

Certificate

I, Laurence Sookochoff, of the City of Vancouver, in the Province of British Columbia, do hereby certify:

That I am a Consulting Geologist and principal of Sookochoff Consultants Inc. with offices at 1305-1323 Homer Street, Vancouver, BC V6B 5T1.

I, Laurence Sookochoff, further certify that:

1) I am a graduate of the University of British Columbia (1966) and hold a B.Sc. degree in Geology.

2) I have been practicing my profession for the past thirty-eight years.

3) I am registered and in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

4) The information for this report is based on information as itemized in the Selected Reference section of this report.

5) I do not have any direct or indirect interest in the Close Property nor in the securities of DHANOA Minerals Ltd.

Laurence Sookochoff, P. Eng.

PROFESSIONAL ENGINEER PROVINCE OF BRITISH COLUMBIA L. SOOKOCHOFF

Vancouver, BC
October 19, 2005

SELECTED REFERENCES

ASHTON, A.S. – Report on Close Group for Aquarius Resources Ltd. September 2, 1979. AR 7,880.

- Report on Close Group for Aquarius Resources Ltd. December 28, 1980. AR 8,982.

FYLES, J.F. – Geology of the Lake Cowichan Area. B.C .Department of Mines Bulletin No 37. 1955.

OSTENSOE, L. – Report on Geochemical Traverse, Skyline Claim for Echo Mining Ltd. November 6, 1976. Assessment Report 6063.

MASSEY, N.W.D. et al – Geological Fieldwork. Ministry of Energy, Mines and Petroleum Resources, *1986* pp *223-229*.

MINFILE – Allies; 092C 014. Close; 092C 112.

REPORT OF THE MINISTER OF MINES – 1947 pp *188-191*.

SOOKOCHOFF, L. – Summary Report on the Copper Road Property for Even Resources Ltd. December 5, 1991.

- Summary Report on the Copper Road Property for Beecher Energy Ltd. September 15, 1994.

STEVENSON, J.S. – Allies Molybdenite Property. BC Department of Mines, Molybdenum Deposits of British Columbia, Bulletin 9, 1940

Appendix I

ASSAY CERTIFICATE

Assayers Canada
8282 Sherbrooke St.
Vancouver, B.C.
V5X 4R6
Tel: (604) 327-3436
Fax: (604) 327-3423

Quality Assaying for over 25 Years

Assay Certificate

5V-0998-RA1

Oct-19-05

Company: **Diamond S Holdings Ltd.**
Project: Close Allies
Attn: Larry R.W. Sostad

We *hereby certify* the following assay of 4 rock samples submitted Oct-18-05

Sample Name	Ag g/tonne	Cu %	Mo %
Close Allies I	1.5	2.25	0.471
Close Allies II	47.3	3.90	0.195
Close Allies III	2.9	1.89	0.002
Close Allies IV	1.2	2.51	<0.001
*DUP Close Allies I	1.7	2.23	0.459
*KC-1a		0.625	
*CCu-1c	129.0		
*MP-2			0.288
*BLANK	<0.1	<0.001	<0.001

Certified by ____________